Exhibit 10.2

INDEPENDENT CONTRACTOR
CONSULTING AGREEMENT

BETWEEN
VULCAN MATERIALS COMPANY
AND
JOHN R. McPHERSON

WHEREAS, Vulcan Materials Company, its successors, assigns, affiliates, and subsidiaries (“Vulcan”), has agreed, under certain conditions described herein, to engage the services of McPherson in a consulting capacity in connection with Vulcan business, and McPherson desires to act in a consulting capacity to Vulcan upon the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and intending to be legally bound, the parties hereto agree to enter into an Independent Contractor Consulting Agreement (“Consulting Agreement”) as set forth below:

1.	Engagement, Term and Compensation

(a)           As referenced above, the obligations of this Consulting Agreement only become effective in the event of an occurrence of McPherson’s termination of employment for any reason (including “Good Reason”) other than for “Cause” Prior to October 18, 2015.   The definitions of the terms “Good Reason” and “Cause” contained in McPherson’s Change in Control and Non-Competition Agreement dated October 7, 2011 (“Change in Control Agreement”) are applicable to the terms of this Consulting Agreement.

(b)           Assuming the provisions in paragraph 1(a) are met, Vulcan agrees to retain McPherson’s services and McPherson hereby agrees to make himself available to Vulcan to provide consulting services for 400 hours annually over a three year period beginning with the first business day of the calendar month immediately following the termination of employment described in paragraph 1(a) above (the “Term” of this Consulting Agreement). As compensation for his services, McPherson shall receive, during the Term of this Consulting Agreement, a monthly consulting fee equal to the sum of $43,333 per month. The first payment will be paid to McPherson on the first business day of the calendar month in which the Term begins.  Thereafter, the monthly consulting fee may be paid to McPherson in accordance with the customary payroll practices for service providers of Vulcan, but no less frequently than monthly.

(c)           Vulcan shall reimburse McPherson for all reasonable expenses incurred by him during the Term in connection with the performance of his duties hereunder, provided such expenses are in accordance with the policies of Vulcan in effect at the time of the expenditure and are within such reasonable budgeted limits, if any, as may be established from time to time by the executive officers of Vulcan.  Upon receipt of the expense request (but in no event later than the close of McPherson’s taxable year following the taxable year in which the expense was incurred), Vulcan shall promptly reimburse McPherson for such expenses.

(d)           McPherson hereby acknowledges and agrees that during the Term of this Consulting Agreement he shall not be eligible to accrue benefits in any employee benefit retirement plans maintained by Vulcan (or any of its affiliates), or to receive any fringe benefits or participate in any welfare benefit plan other than that for which he is eligible pursuant to the terms of his Change in Control Agreement and in accordance with applicable law.

2.	Duties

(a)           During the Term, McPherson shall serve as a consultant to Vulcan with respect to such business matters and at such times and places as the officials of Vulcan may reasonably request.  McPherson shall act in the capacity of an independent contractor and shall not be subject to the direction, control or supervision of Vulcan with respect to consulting services or procedures followed in the performance of his consulting services hereunder.  McPherson represents and warrants that he shall assume all obligations and duties of an independent contractor and that he shall hold Vulcan harmless from all liabilities, actions, suits, audits, assessments, or other claims made or brought by any person, corporation, tax authority, governmental agency or entity.  McPherson will not be considered an agent, employee, executive officer or servant of Vulcan during the Term of this Consulting Agreement and McPherson will have no authority to bind Vulcan in any capacity for any purpose.

(b)           McPherson shall assist with various strategic planning and business development opportunities for Vulcan, pursuant to the direction of Vulcan’s Chief Executive Officer or as otherwise determined by Vulcan’s Board of Directors.

(c)           The specific hours during which McPherson performs such services on any given day will be within McPherson's control.

3.	Covenants

(a)           McPherson agrees that he will not use Confidential Information in any way that might injure or damage Vulcan or disclose such Confidential Information to anyone without Vulcan’s prior written consent, and agrees to return promptly at the close of this Consulting Agreement any written Confidential Information including all copies (in electronic, hard copy or other form) that he may have in his possession. Unless at Vulcan’s request, pursuant to his duties under this Consulting Agreement, or as otherwise provided by law, he also agrees to refrain from discussing any of Vulcan’s business matters with anyone, including, but not limited to, Vulcan’s employees, customers, vendors, or competitors.

(b)           As used above, “Confidential Information” means information which meets all of the following criteria:  (1) disclosed to or known by McPherson as a consequence of or through work performed by him during his prior employment with Vulcan or pursuant to the terms of this Consulting Agreement; (2) not generally known outside Vulcan; and (3) which relates to Vulcan’s business or internal procedures.  Confidential Information includes, but is not limited to, trade secrets as defined in the Alabama Trade Secrets Act, Alabama Code §§ 8-27-1 et. seq., as amended.

(c)           Vulcan shall be deemed to be the absolute and unqualified owner of all work produced by McPherson under this Consulting Agreement, and all data and research materials for which Vulcan has reimbursed McPherson, it being understood that McPherson acts as an independent contractor and has no right, title, or interest in or to such material.

(d)           In the event any covenant contained in this Section 3 shall be to any extent construed by any court of competent jurisdiction as being too broad in area or time, or both, or otherwise to any extent held invalid, then those portions thereof which may be construed to be invalid or unenforceable shall be severed and the remaining portions thereof shall continue in full force and effect.  The covenants set forth in this Section 3 are and shall be construed as independent covenants and shall survive the expiration or sooner termination of McPherson's services hereunder.

(e)           During the Term of this Consulting Agreement, McPherson acknowledges he may be exposed to airline or flying related activities, industrial activities, or mining activities and areas of mining, both dormant and active, and to areas which are otherwise acknowledged to pose a risk of injury to person and property.  Thus, as part of this Consulting Agreement, McPherson, on behalf of himself, his spouse, legal representatives, personal representatives, estate, heirs, assigns, and beneficiaries (hereinafter collectively referred to as the “Consultant” for purposes of this Section), hereby waives and discharges Vulcan, its successors, subsidiaries, affiliates, agents, employees, officers and directors (hereinafter collectively referred to as “Vulcan” for purposes of this Section) from all liability for any and all loss or damage, any claim or damages resulting therefrom, on account of injury to Consultant’s person or property, even injuries resulting in the death of Consultant, while Consultant is on or about the property of Vulcan or performing work for Vulcan.

(f)           In addition, it is specifically agreed that damages would be inadequate to compensate Vulcan for any breach or threatened breach by McPherson of any such covenants and that the breach by McPherson of any of such covenants will result in irreparable harm and injury to Vulcan.  Therefore, McPherson agrees and consents that Vulcan shall, in addition to and without limiting any other remedy or right it may have, be entitled to such equitable and injunctive relief as may be available to restrain or prevent a breach or contemplated breach of any such covenant, such right to be cumulative and in addition to any other remedy Vulcan may have, including the recovery of damages by Vulcan.

4.	Termination of the Agreement

This Consulting Agreement may be terminated prior to its termination date under the following circumstances, at any time, by Vulcan in the event any of the following occurs:

(a)           McPherson is arrested for, charged with, convicted of or pleads guilty to a crime constituting a felony or involving moral turpitude; or

(b)           McPherson engages in misconduct satisfying the definition of “Cause” as set forth in his Employment Agreement; or

(c)           The death of McPherson, or his experiencing a disability such that he is unable to perform his duties hereunder, with or without reasonable accommodation.

5.	Miscellaneous

(a)           This Consulting Agreement shall be binding upon Vulcan, its successors and assigns and shall be binding upon McPherson in accord with its terms.  This Consulting Agreement may be assigned by Vulcan to any of its subsidiaries or affiliates, without consent of McPherson.  This Consulting Agreement shall not be assignable by McPherson.

(b)           McPherson shall have full responsibility for satisfying any liability for any federal, state or local income or other taxes required by law to be paid with respect to the fees paid to him pursuant to this Consulting Agreement.

(c)           The interpretation and enforcement of this Consulting Agreement shall be governed by the laws of the State of New Jersey without application of its conflicts of laws provisions.

(d)           This Consulting Agreement constitutes the entire understanding between the parties with reference to the subject matter hereof and shall not be changed or modified except by a written instrument executed by both parties.  The waiver by either party of a breach of any provisions of this Consulting Agreement by the other party shall not be construed as a waiver of any subsequent or other breach by such other party.

(e)           To the extent applicable, this Consulting Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).   This Consulting Agreement will be administered, construed and interpreted in accordance with such intent.  In the event that McPherson determines, in good faith, that a provision of this Consulting Agreement or that the terms of his consulting relationship with Vulcan could reasonably violate Section 409A of the Code or result in taxes accrued pursuant to Section 409A of the Code, McPherson has the right to request a modification or amendment to this Consulting Agreement or to the terms of his consulting relationship with Vulcan that will cure such a violation.  In the event that Vulcan denies McPherson’s request for modification or amendment of this Consulting Agreement or to the consulting relationship, McPherson has the right to unilaterally terminate this Consulting Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of October 7, 2011.

VULCAN MATERIALS COMPANY

/s/ Donald M. James
By Its:	Chairman and Chief Executive Officer

/s/ John R. McPherson
John R. McPherson